                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-2 of our report dated May 10, 1996 related to the financial statements of PREMIS Corporation and of our report dated August 7, 1996 related to the financial statements of REF Retail Systems Corp., which appear in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."





PRICE WATERHOUSE LLP
Minneapolis, Minnesota
September 4, 1996